Exhibit 99.2

Innovative Industrial Properties Prices Private Offering of 5.50% Senior Notes Due 2026

SAN DIEGO, CA – May 19, 2021 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR) announced today that its operating partnership, IIP Operating Partnership, LP (the “Operating Partnership”), priced a private offering of $300 million aggregate principal amount of 5.50% Senior Notes due 2026 (the “notes”). The notes mature on May 25, 2026. Interest on the notes is payable semiannually on May 15 and November 15 of each year, with the first payment on November 15, 2021. The offering is expected to close on May 25, 2021, subject to customary closing conditions.

The notes will be the Operating Partnership’s general unsecured and unsubordinated obligations, will be fully and unconditionally guaranteed by the Company and the Operating Partnership’s subsidiaries, and will rank equally in right of payment with all of the Operating Partnership’s existing and future senior unsecured indebtedness, including its 3.75% Exchangeable Senior Notes due 2024. The Operating Partnership may redeem some or all of the notes at its option at any time and from time to time at the applicable redemption price. Upon a change of control triggering event, the Operating Partnership will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase.

The Operating Partnership intends to use the net proceeds from this private offering to invest in specialized industrial real estate assets that support the regulated cannabis industry that are consistent with its investment strategy, and for general corporate purposes.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum.

The notes are being offered and will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Act.  The notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws. The Operating Partnership does not intend to apply to list the notes on any securities exchange or automated dealer quotation system.

This press release contains statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the closing of the offering and the use of proceeds from the offering, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332